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                                                                     EXHIBIT 4.4
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                            STOCK PURCHASE AGREEMENT








                                  BY AND AMONG








                       ENCORE ACQUISITION PARTNERS, INC.,



                                       AND



            THE PARTIES LISTED ON ANNEX A HERETO AS ITS STOCKHOLDERS








                           DATED AS OF AUGUST 18, 1998








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


                                TABLE OF CONTENTS

ARTICLE I...........................................................................................1

   SECTION 1.1    SUBSCRIPTIONS FOR MANAGEMENT STOCK................................................1

   SECTION 1.2    SUBSCRIPTIONS FOR INVESTOR STOCK..................................................1

   SECTION 1.3    PURCHASE PRICE....................................................................2

ARTICLE II..........................................................................................2

   SECTION 2.1    INITIAL CLOSING...................................................................2

   SECTION 2.2    SUBSEQUENT CLOSINGS...............................................................2

ARTICLE III.........................................................................................2

   SECTION 3.1    AGREEMENT TO MAKE CAPITAL CONTRIBUTIONS...........................................2

   SECTION 3.2    CAPITAL CONTRIBUTIONS.............................................................4

   SECTION 3.3    EXCLUSIVE OBLIGATIONS TO MAKE CAPITAL CONTRIBUTIONS...............................5

   SECTION 3.4    EARLY TERMINATION OF THE TAKEDOWN PERIOD..........................................5

ARTICLE IV..........................................................................................6

   SECTION 4.1    NON-PARTICIPATION BY A STOCKHOLDER................................................6

   SECTION 4.2    DEFAULT BY A STOCKHOLDER..........................................................6

   SECTION 4.3    LOSS OF CERTAIN RIGHTS............................................................7

   SECTION 4.4    TREATMENT OF I. JON BRUMLEY.......................................................8

ARTICLE V...........................................................................................8

   SECTION 5.1    ORGANIZATION. GOOD STANDING AND QUALIFICATION.....................................8

   SECTION 5.2    CAPITALIZATION AND VOTING RIGHTS..................................................8

   SECTION 5.3    SUBSIDIARIES......................................................................8

   SECTION 5.4    AUTHORIZATION; ISSUANCE...........................................................8

   SECTION 5.5    OFFERING..........................................................................9

   SECTION 5.6    GOVERNMENTAL CONSENTS.............................................................9

   SECTION 5.7    COMPLIANCE WITH OTHER INSTRUMENTS.................................................9

   SECTION 5.8    DIRECTORS AND OFFICERS............................................................9

   SECTION 5.9    REGISTRATION RIGHTS...............................................................9

   SECTION 5.10   TITLE TO PROPERTY AND ASSETS.....................................................10

   SECTION 5.11   LABOR AGREEMENTS AND ACTIONS; EMPLOYEE BENEFITS; PLANS...........................10

   SECTION 5.12   TAX MATTERS......................................................................10

   SECTION 5.13   MINUTE BOOKS.....................................................................10

   SECTION 5.14   INVESTMENT COMPANY ACT...........................................................10

   SECTION 5.15   NO PRIOR ACTIVITIES..............................................................10

   SECTION 5.16   LITIGATION.......................................................................11

   SECTION 5.17   CERTAIN AGREEMENTS OF OFFICERS AND EMPLOYEES.....................................11

   SECTION 5.18   BROKERS OR FINDERS...............................................................11

ARTICLE VI.........................................................................................11

   SECTION 6.1    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...............................11

   SECTION 6.2    CERTAIN AGREEMENTS OF MANAGEMENT STOCKHOLDERS....................................12

   SECTION 6.3    LITIGATION.......................................................................12

   SECTION 6.4    BROKERS OR FINDERS...............................................................12

ARTICLE VII........................................................................................12

   SECTION 7.1    CONFIDENTIALITY..................................................................12

   SECTION 7.2    REGISTRATION RIGHT AGREEMENT.....................................................13

   SECTION 7.3    STOCKHOLDERS' AGREEMENT..........................................................13

   SECTION 7.4    CONFIDENTIALITY AND NON-COMPLETE AGREEMENT.......................................13

   SECTION 7.5    PUBLIC ANNOUNCEMENTS.............................................................13

   SECTION 7.6    FEES AND EXPENSES................................................................13

   SECTION 7.7    USE OF PROCEEDS..................................................................13

   SECTION 7.8    UNALLOCATED COMMON STOCK.........................................................13

ARTICLE VIII.......................................................................................14

   SECTION 8.1    REPRESENTATIONS AND WARRANTIES...................................................14

   SECTION 8.2    PERFORMANCE......................................................................14



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
   SECTION 8.3    COMPLIANCE CERTIFICATE...........................................................14

   SECTION 8.4    STOCKHOLDERS' AGREEMENT..........................................................14

   SECTION 8.5    CONFIDENTIALITY AND NON-COMPETE AGREEMENT........................................14

   SECTION 8.6    REGISTRATION RIGHTS AGREEMENT....................................................14

   SECTION 8.7    SUBSCRIPTION AGREEMENTS..........................................................14

   SECTION 8.8    OPTION PLAN AND MANAGEMENT STOCK OWNERSHIP PLAN..................................14

   SECTION 8.9    CORPORATE EXISTENCE..............................................................14

   SECTION 8.10   280G APPROVALS...................................................................15

   SECTION 8.11   LEGAL OPINION....................................................................15

   SECTION 8.12   SMALL BUSINESS SIDELETTERS.......................................................15

ARTICLE IX.........................................................................................15

   SECTION 9.1    REPRESENTATIONS AND WARRANTIES...................................................15

   SECTION 9.2    PERFORMANCE......................................................................15

   SECTION 9.3    COMPLIANCE CERTIFICATE...........................................................15

   SECTION 9.4    STOCKHOLDERS' AGREEMENT..........................................................15

ARTICLE X..........................................................................................15

   SECTION 10.1   SURVIVAL OF REPRESENTATIONS......................................................15

   SECTION 10.2   AGREEMENT TO INDEMNIFY...........................................................15

   SECTION 10.3   LIMITATION OF LIABILITY..........................................................16

   SECTION 10.4   CONDITIONS OF INDEMNIFICATION....................................................16

ARTICLE XI.........................................................................................17

   SECTION 11.1   TERMINATION OF AGREEMENT.........................................................17

   SECTION 11.2   EFFECT OF TERMINATION............................................................17

ARTICLE XII........................................................................................18

   SECTION 12.1   NOTICES..........................................................................18

   SECTION 12.2   ENTIRE AGREEMENT.................................................................18

   SECTION 12.3   BINDING EFFECT: ASSIGNMENT: NO THIRD PARTY BENEFIT...............................18

   SECTION 12.4   SEVERABILITY.....................................................................18

   SECTION 12.5   GOVERNING LAW....................................................................18

   SECTION 12.6   FURTHER ASSURANCES...............................................................18

   SECTION 12.7   DESCRIPTIVE HEADINGS.............................................................19

   SECTION 12.8   GENDER...........................................................................19

   SECTION 12.9   REFERENCES.......................................................................19

   SECTION 12.10  INJUNCTIVE RELIEF................................................................19

   SECTION 12.11  CONSENT TO JURISDICTION..........................................................19

   SECTION 12.12  AMENDMENT........................................................................20

   SECTION 12.13  WAIVER...........................................................................20

   SECTION 12.14  COUNTERPARTS.....................................................................20

   SECTION 12.15  SECTION 83(b) ELECTION...........................................................20


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 18th day of August, 1998, by and among Encore Acquisition Partners, Inc., a Delaware corporation (the "Company"), each of the parties listed on Annex A attached hereto under the heading "Management Stockholders" (the "Management Stockholders") and each of the parties listed on Annex A attached hereto under the heading "Investor Stockholders" (the "Investor Stockholders" and, together with the Management Stockholders, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, each Management Stockholder desires to purchase such number of shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), and to purchase such number of shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Capital Stock"), as set forth on Annex A (collectively, the "Management Shares"); and

         WHEREAS, each Investor Stockholder desires to purchase such number of shares of Class B Common Stock as set forth on Annex A (collectively, the "Investor Shares" and, together with the Management Shares, the "Shares"); and

         WHEREAS, the Company desires to enter into this Agreement for the purpose of setting forth all of the terms, limitations and conditions pursuant to which (i) the Stockholders have subscribed, and the Company shall be required to issue and sell, the Shares, and (ii) each Stockholder has made the binding obligation to make capital contributions to the Company subject to the conditions as set forth herein;

         NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:


                                    ARTICLE I
                             SUBSCRIPTION FOR SHARES

         SECTION 1.1 SUBSCRIPTIONS FOR MANAGEMENT STOCK. Prior to the date of this Agreement, the Management Stockholders have purchased, and the Company has issued and sold, the number of shares of Class A Common Stock and Class B Common Stock (collectively, the "Initial Management Shares") as set forth opposite each Management Stockholder's name on Annex A attached hereto. At the Initial Closing (as defined below), and on the terms and subject to the conditions set forth in this Agreement, the Company and each Stockholder shall enter into a Subscription Agreement (each, a "Subscription Agreement"), pursuant to which each Management Stockholder shall agree to certain terms and conditions relating to such Management Stockholder's purchase of Initial Management Shares.

         SECTION 1.2 SUBSCRIPTIONS FOR INVESTOR STOCK. At the Initial Closing and on the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement, each Investor Stockholder shall acquire that number of shares of the Class B Common Stock as set forth opposite such Investor Stockholder's name on Annex A and payment therefor shall be made by wire transfer to a bank account designated by the Company.

         SECTION 1.3 PURCHASE PRICE.

         (a) The purchase price for each share of Class B Common Stock to be purchased by each Stockholder pursuant to the terms hereof (the "Class B Common Stock Purchase Price") shall be equal to $6.71412 per share. In addition, each Investor Stockholder shall have the binding obligation (subject to the terms, limitations and conditions set forth in this Agreement) to make capital contributions to the Company pursuant to Article III of this Agreement.

         (b) The purchase price for each share of Class A Common Stock to be purchased by each Management Stockholder pursuant to the terms hereof (the "Class A Common Stock Purchase Price" and, together with the Class B Common Stock Purchase Price, the "Purchase Price") shall be equal to $0.27128 per share. In addition, each Management Stockholder shall have the binding obligation (subject to the terms, limitations and conditions set forth in this Agreement) to make capital contributions to the Company pursuant to Article III of this Agreement.

                                   ARTICLE II
                                    CLOSINGS

         SECTION 2.1 INITIAL CLOSING. The admittance of each Stockholder as a Stockholder of the Company, the purchase and sale of the Shares, the acceptance by the Company of each Subscription Agreement pursuant to which each Stockholder has agreed to purchase and the Company has agreed to issue and sell the Shares and the execution of the additional agreements described in this Agreement, shall take place at the offices of the Company, 201 Main Street, Suite 1455, Fort Worth, Texas, at 10:00 a.m., on August 18, 1998, or at such other time and place as the Stockholders and the Company shall mutually agree, either orally or in writing (which time and place are designated as the "Initial Closing"). Notwithstanding the immediately preceding sentence, the Initial Closing shall not occur until such time as (a) the Company accepts an aggregate of at least $245,000,000 in Total Commitments from Stockholders, and (b) the conditions set forth in Article VIII and Article IX are fulfilled or waived by the Stockholders and the Company, respectively.

         SECTION 2.2 SUBSEQUENT CLOSINGS. After the Initial Closing, the Company may admit additional persons as Stockholders in the Company only through such period expiring on the earlier to occur of (i) December 31, 1998 and (ii) the date upon which Stockholders have subscribed for Total Commitments in an aggregate amount of $300,000,000, provided that such additional Investor Stockholders shall be admitted on the same terms as the Investor Stockholders admitted at the Initial Closing, and such additional Investor Stockholders shall be required to contribute the same percentage of their respective Total Commitments to the Company as all such Investor Stockholders admitted to the Company at the Initial Closing and each Capital Call preceding its date of admission. Each Stockholder that is admitted as a Stockholder shall also execute a counterpart of the other documents expressly contemplated in this Agreement to be executed by the Investor Stockholders.

                                   ARTICLE III

                              FINANCIAL COMMITMENT

         SECTION 3.1 AGREEMENT TO MAKE CAPITAL CONTRIBUTIONS.

         (a) Set forth beside each Stockholder's name on Annex A is the maximum amount that such Stockholder hereby makes the binding obligation to contribute to the capital of the Company,



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


inclusive of the initial Purchase Price paid for his Shares (each, a "Total Commitment"), pursuant to a validly instituted Capital Call (as defined below) by the Company and subject to the terms, limitations and conditions of this Agreement. During the time period commencing on the Initial Closing and continuing until the earlier to occur of (i) the fifth anniversary of the Initial Closing, (ii) the date on which the Stockholders have made capital contributions in the amount of the Total Commitment of each Stockholder (net of the initial Purchase Price paid by such Stockholder for his Shares) or (iii) such earlier date as provided in Section 3.4 (such time period, the "Takedown Period"), upon 12 business days' prior written notice substantially in the form of Exhibit 3.1 hereto (each, a "Call Notice") from the Company (unless all of the Stockholders have waived such 12-day period), the Company may require (subject to the terms, limitations and conditions of this Agreement (including
Section 4.1 hereof), the Company's authority and Board of Director approval procedures set forth in the Bylaws of the Company) the Stockholders to contribute capital to the Company (a "Capital Call") for the purposes described in Section 7.7 hereof. Shares owned by the Company or by any Trust established pursuant to Section 4.2(d) of the Stockholders' Agreement shall not be required to participate in any Capital Call. Each Capital Call shall be apportioned ratably among the aggregate Total Commitments of all Stockholders, and each Stockholders ratable portion shall be divided equally among the number of Shares owned by such Stockholder ("Call Amount Per Share"); provided that in calculating the Call Amount Per Share, each Management Stockholders portion of a Capital Call shall be divided among the shares of Class A Common Stock and Class B Common Stock owned by such Management Stockholder on the basis of $.040404 for each share of Class A Common Stock and $1 for each share of Class B Common Stock; and provided further that the first $12,068,970 of Capital Calls shall be allocated entirely to the Investor Stockholders on a pro rata basis according to their Total Commitments. The Call Amount Per Share paid on each share pursuant to each Capital Call shall be designated as additional paid-in capital on such share and, with respect to each share of Class B Common Stock, shall be added to such share's Unreturned Original Cost (as such term is defined in the Certificate of Incorporation). Such Capital Calls in the aggregate may not exceed a Stockholder's aggregate Total Commitment less any amount originally paid by such Stockholder as the Purchase Price for his Shares.

         (b) All Capital Calls shall be in an aggregate minimum amount of at least $2,000,000 and shall be pro rata to the Stockholders based upon their respective Total Commitments. The Company shall attempt to manage the number of Capital Calls from the Stockholders in such a manner so that no more than one call is made during a particular calendar quarter; provided, however, that notwithstanding such attempts, calls may occur as often as necessary; and provided further, that no Capital Call will be valid without the consent of 75% of the Investor Stockholders if at such time (i) the Company is in default under its repayment obligations arising from indebtedness for money borrowed or (ii) the Company is in default under payment obligations arising from purchase money indebtedness or capital lease obligations totaling in excess of $10,000,000.

         (c) Each Capital Call for funding shall be accompanied by a Call Notice and shall specify in reasonable detail the purpose of such capital contributions, and shall provide such information to any Stockholder with respect to such capital contributions as any Stockholder shall reasonably request. In the event that the Company shall be subject to a written confidentiality obligation to a third party not to furnish any such requested information, the Company shall provide notice of the existence of such confidentiality agreement to such Stockholder, and the Company shall use its reasonable efforts to limit such confidentiality obligations in a manner which allows such information or a summary of such information to be disclosed to the requesting Stockholder or otherwise use its reasonable efforts to obtain the necessary permission to make such disclosure. Notwithstanding the furnishing of the information described in this Section 3.1(c), no Stockholder in its capacity as such will have any right to decline to make any of the capital contributions described



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in such Capital Call for so long as such Capital Call has been made in accordance with this Agreement and the Bylaws of the Company unless such Stockholder is an Investor Stockholder and such Stockholder elects to become a Non-Participating Stockholder pursuant to Section 4.1.

         (d) At each date when any Stockholder shall be required to fund any Capital Call hereunder, the Company shall delay the date of the funding date of such Capital Call to allow the Company and each Investor Stockholder that delivers a written opinion of counsel (if requested by the Company) reasonably acceptable to the Company to the effect that such Investor Stockholder must make a required governmental filing in connection with such Capital Call to make such required governmental filing (provided that such Investor Stockholder shall make such required governmental filing as promptly as possible), for the expiration of governmentally imposed waiting periods and the obtaining of governmental approvals, pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act, if any; provided, however, that the Stockholders may waive the requirements of this
Section 3.1 (d) in writing at the time of such Capital Call.

         (e) Each Investor Stockholder shall have the right to (i) transfer its Shares in accordance with the Stockholders' Agreement and thereby assign its obligation to make capital contributions on such transferred Shares of Class B Common Stock pursuant to this Section 3.1; provided, however, that no such assignment shall relieve any such assignor from its liabilities and obligations hereunder, and (ii) enter into a Participation (as defined in the Stockholders' Agreement) for any or all of its obligation to make capital contributions on Shares of Class B Common Stock; provided, however, that no Shares or any rights (other than economic interests permitted to be transferred under the Stockholders' Agreement in connection with a Participation) or obligations (other than the funding of Capital Calls) associated therewith shall be transferred in connection with any such Participation.

         (f) It is the intention of the parties to this Agreement that subsequent to the termination of the Takedown Period, the Company shall continue to conduct its operations in the manner determined by the Board of Directors of the Company, acting pursuant to the authority granted pursuant to the Bylaws, and in accordance with the Stockholders' Agreement.

         SECTION 3.2 CAPITAL CONTRIBUTIONS.

         (a) Within the time period specified in Section 3.1(a), and subject to an Investor Stockholder exercising its rights pursuant to Section 4.1 hereof, each Stockholder shall make a wire transfer of immediately available funds to the bank account(s) specified in the Call Notice to each Stockholder.

         (b) In the event the Company makes Capital Calls pursuant to Section
3.1 (a) for 40% or more of the Total Commitments on or before the second anniversary of the Initial Closing, each Management Stockholder (other than I. Jon Brumley) shall have the option in his sole discretion, but not the obligation, to fund the portion of such Capital Calls that is in excess of 40% of such Management Stockholder's Total Commitment (the "Deferred Amount") with a promissory note or notes (each, a "Management Note") payable to the Company. One-third of the principal balance of any such promissory note will be due two years from the date of issuance of such Management Note, one-third of the principal amount of any such promissory note will be due three years from the date of issuance of such Management Note, and the balance will be due four years from the date of issuance of such Management Note. Interest will accrue on such Management Notes at the rate of 7% per annum and will be added to the principal amount thereof. Any promissory note and associated security documents will be
(a) prepared by the Company, (b) approved by the Board of Directors, and (c) secured by such Management Stockholder's Capital Stock and will be a full recourse



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obligation of such Management Stockholder. All promissory notes will be prepaid from all proceeds of the sale of collateral, including, without limitation, the sale of such Management Stockholder's Capital Stock to the Company pursuant to the provisions of the Stockholders' Agreement, and will provide for optional prepayments without penalty. After the second anniversary of the Initial Closing, the Management Stockholders shall fund all Capital Calls with cash.

         (c) Upon the payment by a Stockholder of required amounts pursuant to each Capital Call, the Company shall immediately deliver a statement of the Unreturned Original Cost and Unpaid Yield (as such terms are defined in the Certificate of Incorporation) of each share of Class B Common Stock.

         SECTION 3.3 EXCLUSIVE OBLIGATIONS TO MAKE CAPITAL CONTRIBUTIONS. No Stockholder shall be required or obligated to make any contributions of capital to the Company other than as provided in this Agreement and such Stockholder's Subscription Agreement or to lend any funds to the Company.

         SECTION 3.4 EARLY TERMINATION OF THE TAKEDOWN PERIOD.

         (a) Subject to Section 3.4(b), the Takedown Period shall terminate upon the earliest to occur of any of the following events:

                  (i) the election by 75% of the outstanding shares of Class B Common Stock held by Investor Stockholders to terminate the Takedown Period upon 15 days prior written notice to the Company and the other Stockholders;

                  (ii) the occurrence of an Insolvency Event (as defined below); and

                  (iii) the election by a majority of the outstanding shares of Class B Common Stock held by the Investor Stockholders following the Company notifying the Stockholders (the Company hereby agrees to so promptly notify) that (A) I. Jon Brumley has ceased to be actively involved in, or devote a substantial amount of time to, the management of the Company for a continuous period of at least 90 days or (B) any two of the other Management Stockholders have ceased to be actively involved in, or devote substantially all of their business time to, the management of the Company for a continuous period of at least 90 days.

As used in Section 3.4(a)(ii), an "Insolvency Event" means (1) the Company or any of its subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against the Company or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (3) an order for relief shall be entered against the Company or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.



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         (b) Notwithstanding Section 3.4 (a), the Takedown Period may not be
terminated pursuant to clauses (i) or (iii) of Section 3.4(a) with respect to any Capital Calls necessary for the Company to perform its obligations with respect to any proposed acquisition cost or other capital expenditure of the type described in Section 7.7(i) with respect to which the Company has entered into a legally binding agreement prior to the date of the notice referred to in clauses (i) or (iii), as the case may be.

                                   ARTICLE IV

                       NON-PARTICIPATION; EVENT OF DEFAULT

         SECTION 4.1 NON-PARTICIPATION BY A STOCKHOLDER. An Investor Stockholder shall be deemed to become a "Non-Participating Stockholder" in the event that
(a) the Company has made a Call Notice to the Stockholders for capital contributions in an aggregate amount in excess of the amount permissible under
Article IV, Section 1(f) of the Bylaws and either (i) the capital contributions that are the subject of such Call Notice were properly approved by the Board of Directors pursuant to the Bylaws of the Company, and the Investor Director or Observer Director nominated by a Stockholder (as such terms are defined in the Stockholders' Agreement) notified the Company prior to or at the meeting at which such capital-contributions were approved that such Stockholder would not make its share of such capital contributions or (ii) in the event that the capital contributions that are the subject of such Call Notice were not required to be approved by the Board of Directors pursuant to the Bylaws of the Company, such Investor Stockholder notifies the Company in writing within 24 hours after its receipt of such Call Notice that it will not make its share of such capital contributions, and (b) such capital contributions are actually funded by other Stockholders under Section 3.2(a). No Investor Stockholder may elect to become a Non-Participating Stockholder in the event that the Call Notice requests aggregate capital contributions in an amount below the amount permissible under
Article IV, Section 1(f) of the Bylaws.

         SECTION 4.2 DEFAULT BY A STOCKHOLDER.

         (a) An "Event of Default" shall be deemed to have occurred if (i) any Stockholder (any such Stockholder, a "Defaulting Stockholder") fails or refuses to make when due its complete portion of any Capital Call validly made and actually funded by other Stockholders under Section 3.2(a) (other than as permitted by Section 4.1), whether pursuant to such Stockholder's obligations on his or its shares of Class B Common Stock or Class A Common Stock, and (ii) such default has continued in whole or in part for not less than five days after written notice thereof given by the Company has been received by such Defaulting Stockholder.

         (b) (i) Upon an Event of Default, the Company may, at its option (A) institute suit against a Defaulting Stockholder for the amount of the Capital Call precipitating such Event of Default (and not for the amount of any Capital Call subsequent to such Event of Default), as well as (x) interest on past due amounts at a rate equal to the lesser of the maximum amount permitted by applicable law and eighteen percent (18%) per annum and (y) reasonable costs and expenses of the Company in connection with such Event of Default, or (B) implement the repurchase provisions of Section 4.4 of the Stockholders' Agreement with respect to the Class B Common Stock eligible to be repurchased upon such Capital Call. In addition, the Company may pursue any other rights and remedies available to the Company at law or equity.



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


                  (ii) Upon each Capital Call subsequent to the Event of Default referred to in clause (i) above, the Company may exercise the repurchase provisions of Section 4.4 of the Stockholders' Agreement with respect to the Class B Common Stock owned by such Defaulting Stockholder eligible to be repurchased upon such Capital Call, and the Company may not institute suit against such Defaulting Stockholder for the amount of such subsequent Capital Call.

                  (iii) Notwithstanding anything to the contrary contained herein, with respect to a Management Stockholder who is no longer an employee of the Company, the Company shall have the right to exercise the repurchase provisions of Section 4.4 of the Stockholders' Agreement with respect to the Class B Common Stock eligible to be repurchased upon such Capital Call, and the Company may institute suit against such Management Stockholder for the unpaid amount, if any, of the Capital Call attributable to such Management Stockholder's Class A Common Stock (and not for the amount of any subsequent Capital Call), as well as (A) interest on past due amounts at a rate equal to the lesser of the maximum amount permitted by applicable law and eighteen percent (18%) per annum and (B) reasonable costs and expenses of the Company in connection with such unpaid Capital Call.

         SECTION 4.3 LOSS OF CERTAIN RIGHTS. (i) A Defaulting Stockholder or Non-Participating Stockholder shall have no right to participate in funding its portion of any future Capital Call; and (ii) a Defaulting Stockholder or a Non-Participating Stockholder shall have no rights to place its representative on the Board of Directors of the Company pursuant to the Stockholders' Agreement, and such Defaulting Stockholder's or such Non-Participating Stockholder's representative shall be removed upon the occurrence of an Event of Default or at the time it becomes a Non-Participating Stockholder, nor shall such Defaulting Stockholder or such Non-Participating Stockholder have any additional rights to vote on matters or consent to actions pursuant to the Stockholders' Agreement other than as specifically provided therein; provided, however, that the foregoing provision shall not be construed as limiting or restricting the rights of a Defaulting Stockholder or Non-Participating Stockholder to vote its shares of Capital Stock owned by such Defaulting Stockholder or Non-Participating Stockholder on matters with respect to which holders of Capital Stock have the right to vote under the Certificate of Incorporation, the Bylaws or the Registration Rights Agreement. In addition, the Shares of Class B Common Stock owned by a Non-Participating Stockholder or an Investor Stockholder who is a Defaulting Stockholder shall be subject to repurchase pursuant to Section 4.4 of the Stockholders' Agreement.

         SECTION 4.4 TREATMENT OF I. JON BRUMLEY. For purposes of this Article IV, I. Jon Brumley shall be treated as an Investor Stockholder with respect to 1,921.91 shares of his Class B Common Stock.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to, and agrees with each of the Stockholders that:

         SECTION 5.1 ORGANIZATION. GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the nature of the business transacted by it (including the contracts of its employees) or the character of the properties owned or leased by it requires such licensing or qualification, except for jurisdictions where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, prospects, condition, affairs, properties or assets of the Company.

         SECTION 5.2 CAPITALIZATION AND VOTING RIGHTS. The authorized capital of the Company consists, or will consist immediately prior to the Initial Closing, of (i) 375,000 shares of Common Stock, par value $.01 per share, consisting of 75,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock, of which 64,140.87 shares of Class A Common Stock and 294,513.46 shares of Class B Common Stock, respectively, are issued and outstanding immediately after the Initial Closing and (ii) 1,000 shares of Preferred Stock, of which none were issued and outstanding prior to the Initial Closing. Except as contemplated by this Agreement and the agreements contemplated herein, there is not outstanding any option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any options, warrants or rights convertible into or exchangeable for any thereof. Except as contemplated by this Agreement and the agreements contemplated herein, there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or asset. Except as contemplated by this Agreement and the agreements contemplated herein, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which effects or relates to the voting or giving of written consents with respect to any security or matter, or by a director of the Company.

         SECTION 5.3 SUBSIDIARIES. The Company has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any other corporation, association or business entity.

         SECTION 5.4 AUTHORIZATION; ISSUANCE. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy laws, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law). The execution and delivery by the Company of this Agreement and the other agreements contemplated herein, the issuance, sale and delivery of the Class A Common Stock and the Class B Common Stock which is being purchased by the Stockholders hereunder and the performance by the Company of its other obligations hereunder and other the other agreements contemplated herein have been duly authorized by all required corporate action on the part of the Company, and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, the shares of Class A Common Stock and Class B Common Stock will be duly and validly issued, fully paid and non-assessable.

         SECTION 5.5 OFFERING. Subject to the accuracy of the Stockholders' representations set forth in their respective Subscription Agreements, the offer, sale and issuance of the Shares as contemplated by this Agreement and each Subscription Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in compliance with all applicable federal and state securities laws. Neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption. The outstanding shares of Capital Stock are duly and validly authorized and issued, fully paid, and non-assessable, and were issued in compliance with all applicable federal and state securities laws.

         SECTION 5.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution, delivery and performance by the Company of this Agreement and issuance, sale and delivery of the Shares, other than with respect to the registration of the Shares contemplated by the Registration Rights Agreement and compliance with state securities laws upon issuance of the Shares.

         SECTION 5.7 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provisions of its Certificate of Incorporation, as amended, or Bylaws or of any instrument, agreement, lease, arrangement, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of any federal or state statute, rule or regulation, license or permit applicable to the Company, the violation or default of which would have a material adverse effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice or both, either a default or loss of rights under, acceleration of, or give rise to right of termination, acceleration or modification under, any such provision, agreement, lease, arrangement, instrument, judgment, order, writ, decree, or contract or an event which results in the creation of any lien, charge, or encumbrance upon any material assets of the Company. The Company does not have any knowledge of any termination or material breach or anticipated termination or material breach by the other party to any material contract or commitment to which it is a party or to which any of its assets is subject.

         SECTION 5.8 DIRECTORS AND OFFICERS. Except for any Management Notes, the Company does not have any outstanding loans or advances to or any guarantee for the credit enhancement for the benefit of any director or officer of the Company, nor is the Company obligated or committed to make any such loans, advances, guarantees or credit enhancements. There are no material agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof other than those documents expressly contemplated by this Agreement.

         SECTION 5.9 REGISTRATION RIGHTS. Except as provided in the Registration Rights Agreement (as defined below), the Company has not granted or agreed to grant any registration rights relative to the registration of its securities under the Securities Act, including piggyback registration rights, to any person or entity.

         SECTION 5.10 TITLE TO PROPERTY AND ASSETS. The Company has indefeasible title to its properties and assets free and clear of all mortgages, liens, loans, and encumbrances, except for such mortgages, encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such properties or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, except such liens and encumbrances which arise in the ordinary course of business and do not materially impair the Company's use of such leased property.

         SECTION 5.11 LABOR AGREEMENTS AND ACTIONS; EMPLOYEE BENEFITS; PLANS. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending or, to the knowledge of the Company, threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. With respect to each employee plan presently in force within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that is sponsored or maintained by the Company, the Company is in compliance in all material respects with the applicable requirements of ERISA. The Company has not contributed to or is not required to contribute to any multi-employer plan within the meaning of section 3(37) of ERISA.

         SECTION 5.12 TAX MATTERS. The Company (i) has timely filed all tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct in all material respects and fairly reflect operations for tax purposes); and (ii) has timely paid all taxes or assessments owed by it (other than taxes or assessments the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor and, to the Company's knowledge, there are no material unresolved questions or claims concerning the Company's tax liability. The Company's tax returns have not been reviewed or audited by any taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in a material amount for taxes.

         SECTION 5.13 MINUTE BOOKS. The minute books of the Company contain a complete and accurate record of all meetings of directors and stockholders since the date of incorporation and all actions by written consent.

         SECTION 5.14 INVESTMENT COMPANY ACT. The Company is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940.

         SECTION 5.15 NO PRIOR ACTIVITIES. The Company was incorporated on April 22, 1998, and since such date the Company has not, directly on indirectly, (a) engaged in any business, (b) entered into any agreements, contracts or other commitments or (c) incurred any liabilities of any nature (matured or unmatured, fixed or contingent), except:

                  (i) the Company has issued the Initial Management Shares;

                  (ii) the Company has negotiated, executed and delivered this Agreement and the agreements contemplated hereby or annexed hereto;

                  (iii) the Company has incurred general and administrative expenses and entered into agreements with respect to obtaining office space, its employees and outside attorneys and agents;

                  (iv) the Company has pursued its strategy of seeking acquisitions of oil and gas properties, and in connection therewith, has reviewed potential acquisitions, executed confidentiality agreements, retained consultants and entered into related obligations and incurred related expenses; and

                  (v) the Company has incurred debt in an amount not in excess of $130,000.

         SECTION 5.16 LITIGATION. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or against any officer, director or Management Stockholder, nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any material litigation, proceeding or investigation might properly be instituted.

         SECTION 5.17 CERTAIN AGREEMENTS OF OFFICERS AND EMPLOYEES. To the Company's best knowledge, no officer, employee or consultant of the Company is, or is now, to the Company's knowledge, expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement or any other similar contract or agreement or any restrictive covenant, relating to the right of any such officer, employee, or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Company's best knowledge and belief, the continued employment or engagement of the Company's officers, employees or consultants does not subject the Company to any liability with respect to any of the foregoing matters.

         SECTION 5.18 BROKERS OR FINDERS. No person has or will have, as a result of the issuance of the Capital Stock pursuant to this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or its respective agents.

                                   ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         SECTION 6.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders, severally and not jointly, represents and warrants to, and agrees with the Company and each other Stockholder that each of the representations and warranties made by such Stockholder in the Subscription Agreement of such Stockholder is true and correct as of the date hereof.

         SECTION 6.2 CERTAIN AGREEMENTS OF MANAGEMENT STOCKHOLDERS. To the best knowledge of each Management Stockholder, he is not now, or is not expected to be in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement or any other similar contract or agreement or any restrictive covenant, relating to the right of such Management Stockholder to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to such Management Stockholder's best knowledge and belief, his continued employment or engagement by the Company will not-subject the Company to any liability with respect to any of the foregoing matters.

         SECTION 6.3 LITIGATION. There are no actions or proceedings pending against any Stockholder or, to such Stockholder's knowledge, threatened in writing, which is reasonably likely to call into question the validity of this Agreement, any of the Capital Stock, or any action taken or to be taken pursuant hereto or thereto.

         SECTION 6.4 BROKERS OR FINDERS. No person has or will have, as a result of the issuance of the Capital Stock pursuant to this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by any Stockholder or his or its respective agents.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.1 CONFIDENTIALITY. Each of the Stockholders agrees that all Confidential Information (as defined below) shall be kept confidential by such Stockholder and shall not be disclosed by such Stockholder in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees and authorized representatives (including without limitation attorneys, accountants, consultants, bankers and financial advisors) of such Stockholder (collectively, for purposes of this Section, "Stockholder Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby, (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing and (iii) Confidential Information may be disclosed by any Stockholder or any Stockholder Representative to the extent that the Stockholder or Stockholder Representative is legally compelled to do so, provided that, prior to making such disclosure, the Stockholder or Stockholder Representative, as the case may be, advises and consults with the Company regarding such disclosure and provided further that the Stockholder or Stockholder Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. The term "Confidential Information," as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of Stockholder from the Company or its representatives, other than information which (i) was or becomes generally available to the public other than as a result of improper disclosure by such Stockholder or any Stockholder Representative, (ii) was or becomes available to such Stockholder on a nonconfidential basis prior to disclosure to the Stockholder by the Company or its representatives or (iii) was or becomes available to the Stockholder from a source other than the Company and its representatives, provided that such source is not known by the Stockholder to be bound by a confidentiality agreement with the Company.

         SECTION 7.2 REGISTRATION RIGHT AGREEMENT. The Company and the Stockholders shall enter into the Registration Rights Agreement at the Initial Closing pursuant to which the Company shall agree to register the Shares under the Securities Act on the terms and subject to the conditions set forth therein. The Registration Rights Agreement shall be in substantially the form set forth as Exhibit 7.2.

         SECTION 7.3 STOCKHOLDERS' AGREEMENT. The Company and the Stockholders shall enter into the Stockholders' Agreement (the "Stockholders' Agreement") at the Initial Closing pursuant to which the Company and the Stockholders shall agree to certain terms and conditions regarding the disposition and repurchase of shares of Capital Stock and the management of the Company. The Stockholders' Agreement shall be in substantially the form set forth as Exhibit 7.3.

         SECTION 7.4 CONFIDENTIALITY AND NON-COMPLETE AGREEMENT. The Company and each Management Stockholder shall enter into a Confidentiality and Non-Compete Agreement at the Initial Closing pursuant to which the Company and each Management Stockholder shall agree to certain terms and conditions regarding the Management Stockholder's ability to use confidential information of, or compete with, the Company. The Confidentiality and Non-Compete Agreement shall be in substantially the form set forth as Exhibit 7.4.

         SECTION 7.5 PUBLIC ANNOUNCEMENTS. The Company may issue press releases and public announcements, provided that except as may be required by applicable law, the Company shall not issue any press release that identifies any Stockholder or otherwise make any public statement with respect to any Stockholder without the prior written consent of such Stockholder (which consent shall not be unreasonably withheld). No Stockholder shall, except as required by applicable law, issue any press release that describes the transactions contemplated herein or identifies the Company or any other Stockholder without the prior consent of the Company and the identified party. Any such press release or public statement required by applicable law shall only be made after reasonable notice to the other parties.

         SECTION 7.6 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such fee or expense; provided, however, that the Company shall pay the reasonable legal fees and expenses of Thompson & Knight, P.C., counsel to the Company and the Management Stockholders, and the legal fees and expenses of O'Sullivan Graev & Karabell, LLP, counsel to the Investor Stockholders.

         SECTION 7.7 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Shares and each Capital Call for: (i) acquisition costs and other capital expenditures associated with the Company's business of acquiring (directly or indirectly) oil and gas producing and nonproducing properties and leasehold interests and costs associated with the exploration or development thereof (or acquiring business entities whose primary business and assets are to own, operate explore or develop such assets), (ii) working capital needs, including the establishment or replenishment of a working capital reserve, (iii) general and administrative expenses (including costs of organizing the Company), and (iv) general corporate purposes. The Company and the Stockholders acknowledge that it is their intention that the Company become a fully integrated operating company with all of its assets, rights, benefits, goodwill and ancillary business and other components of its affairs being owned, directly or indirectly through any subsidiaries, by the Company.

         SECTION 7.8 UNALLOCATED COMMON STOCK. The Company shall authorize 9,584.27 shares of Class A Common Stock and 387.24 shares of Class B Common Stock to be reserved pursuant to this Agreement for issuance to employees of the Company including, but not limited to new and existing Management Stockholders. Such issuance shall be made pursuant to the Management Stock Ownership Plan substantially in the form set forth as Exhibit 7.9.

                                  ARTICLE VIII

             CONDITIONS OF THE STOCKHOLDERS' OBLIGATIONS AT CLOSING

         The obligations of the Stockholders under this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions, the waiver of which shall not be effective against any Stockholder unless such Stockholder consents in writing thereto:

         SECTION 8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article V shall be true in all material respects on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing.

         SECTION 8.2 PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

         SECTION 8.3 COMPLIANCE CERTIFICATE. The chief executive officer of the Company shall deliver to the Stockholders at the Initial Closing a certificate certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

         SECTION 8.4 STOCKHOLDERS' AGREEMENT. The Stockholders and the Company shall have entered into the Stockholders' Agreement.

         SECTION 8.5 CONFIDENTIALITY AND NON-COMPETE AGREEMENT. Each of the Management Stockholders and the Company shall have entered into a Confidentiality and Non-Compete Agreement.

         SECTION 8.6 REGISTRATION RIGHTS AGREEMENT. The Stockholders and the Company shall have entered into the Registration Rights Agreement.

         SECTION 8.7 SUBSCRIPTION AGREEMENTS. Each Stockholder and the Company shall have entered into a Subscription Agreement.

         SECTION 8.8 OPTION PLAN AND MANAGEMENT STOCK OWNERSHIP PLAN. The Board of Directors of the Company and the Stockholders shall have approved and adopted
(i) an equity incentive stock option plan for non-management employees and (ii) a plan whereby executive officers and other persons designated as "management" by the Board of Directors will acquire additional Common Stock (as described in Section 7.8), in form and substance reasonably acceptable to Stockholders.

         SECTION 8.9 CORPORATE EXISTENCE. The Company shall provide the Stockholders with (a) a copy of the filed Certificate of Designations and a copy of the Certificate of Incorporation of the Company, in each case certified by the Secretary of State for the State of Delaware and (b) a good standing certificate of the most recent practicable date.

         SECTION 8.10 280G APPROVALS. To the extent applicable, the Board of Directors of the Company and the Stockholders shall have approved and adopted all resolutions necessary to exempt the accelerated vesting of Class A Common Stock held by Management Stockholders upon a Change in Control (as such term is defined in the Stockholders' Agreement) pursuant to the Stockholders' Agreement in accordance with Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended.

         SECTION 8.11 LEGAL OPINION. The Investor Stockholders shall have received the favorable opinion of Thompson & Knight, P.C.

         SECTION 8.12 SMALL BUSINESS SIDELETTERS. The Company and each of First Union Capital Partners, Inc. and Chase Venture Capital Associates, L.P. shall have entered into a letter agreement in connection with various small business matters and the Company shall deliver the SBA forms referred to therein.

                                   ARTICLE IX

               CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

         The obligations of the Company to the Stockholders under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Stockholders:

         SECTION 9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Stockholders contained in Article VI shall be true on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing.

         SECTION 9.2 PERFORMANCE. Each of the Stockholders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Initial Closing.

         SECTION 9.3 COMPLIANCE CERTIFICATE. Each of the Stockholders shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

         SECTION 9.4 STOCKHOLDERS' AGREEMENT. Each of the Stockholders and the Company shall have entered into the Stockholders' Agreement.

                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         SECTION 10.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the Company contained in Article V of this Agreement and the representations and warranties made by the Stockholders contained in Article VI of this Agreement and shall survive the Initial Closing for a period of one (1) year.

         SECTION 10.2 AGREEMENT TO INDEMNIFY.

         (a) Subject to the terms and conditions of this Article X, the Company hereby agrees to indemnify, defend and hold harmless each of the Stockholders and its successors and assigns, representatives and affiliates (collectively, the "Stockholder Group") from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and accounting fees and expenses of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, imposed upon or incurred directly by any member of the Stockholder Group by reason of or resulting from a breach of any representation or warranty or covenant by the Company contained herein or any of the agreements contemplated herein.

         (b) Subject to the terms and conditions of this Article X, each of the Stockholders (severally and not jointly) hereby agrees to indemnify, defend and hold harmless the Company and its subsidiaries, and each officer and director of the Company or of any of its subsidiaries and each affiliate thereof (collectively, the "Company Group"), and their successors and assigns, from and against all Damages, asserted against, resulting to, imposed upon or incurred by any member of the Company Group, directly or indirectly, by reason of or resulting from a breach of any representation, warranty or covenant by such Stockholder contained herein or any of the agreements contemplated herein.

         SECTION 10.3 LIMITATION OF LIABILITY. The obligations and liabilities of each Stockholder with respect to claims under Section 10.2 hereof ("Company Claims") to the Company Group and the Company with respect to claims under
Section 10.2 hereof ("Stockholder Claims") to the Stockholder Group shall be subject to the following limitations:

         (a) No indemnification shall be required to be made by any Stockholder under this Article X with respect to any Company Claim which results from the breach of any representation, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Company Group exceeds $25,000, in which case, such Stockholder shall be liable only for Damages in excess of such amount. No indemnification shall be required to be made by the Company under this Article X with respect to any Stockholder Claim which results from the breach of any representation, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Stockholder Group exceeds $25,000, in which case, the Company shall be liable only for Damages in excess of such amount.

         (b) The amount of Damages any party is required to pay to indemnify any other party pursuant to Section 10.2 as a result of any Company Claim or Stockholder Claim shall be reduced to the extent of any amounts actually received by the party seeking indemnification after the Initial Closing pursuant to the terms of insurance policies (if any) covering such claim.

         SECTION 10.4 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Company to indemnify the Stockholder Group and the Stockholders to indemnify the Company Group under Section 10.2 hereof with respect to Company Claims and Stockholders Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) The indemnified party will give the indemnifying party prompt notice of any such claim, and the indemnifying party will undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the indemnified party, provided that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) days after notice of any such claim, fails to defend such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of indemnifying party.

         (b) Anything in this Section 10.4 to the contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment
(x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party, and (iii) the indemnified party shall have the right to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit the liability of the indemnifying party for the damages portion of such claim.

                                   ARTICLE XI

                                   TERMINATION

         SECTION 11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Initial Closing:

         (a) By mutual written agreement of the Company and each of the Stockholders;

         (b) By any of the Stockholders, with respect to such Stockholder, or the Company, in each case if the Initial Closing shall not have occurred on or before October 31, 1998, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate the Agreement pursuant to this Section;

         (c) If a United States court of competent jurisdiction shall permanently enjoin the consummation of the transactions contemplated hereby and such injunction shall be final and nonappealable; or

         (d) by election of Investor Stockholders pursuant to Section 3.4 hereof.

         SECTION 11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors). Nothing contained in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.1 NOTICES. Any notice, demand or other communication which any party to this Agreement may be required, or may elect, to give to anyone interested hereunder shall be validly given if personally delivered or sent by facsimile, registered or certified mail, return receipt requested, or reputable overnight courier service (providing next business day service), addressed to the recipient, (i) if to the Company, to the address set forth at the head of this Agreement, and (ii) if to a Stockholder, to the address set forth opposite such Stockholder's name on Annex A attached hereto, or, in either case, to such other address as such party may designate by written notice to the other in accordance with the provisions of this Section 12.1. Notice shall be deemed to have been given when delivered personally or on the first business day following confirmation of the receipt of a facsimile, five (5) business days following the date of deposit with the U.S. Post Office or on the first business day following deposit with the office of such reputable courier service.

         SECTION 12.2 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Annexes and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         SECTION 12.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement or the Stockholders' Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that any Stockholder may assign to any affiliate of such Stockholder any of such Stockholder's rights, interests or obligations hereunder, upon notice to the other party or parties, provided that no such assignment shall relieve such Stockholder of its obligations hereunder. Except as provided in Section 10.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 12.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law. ,

         SECTION 12.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 12.6 FURTHER ASSURANCES. From time to time following the Initial Closing, at the request of any party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

         SECTION 12.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         SECTION 12.8 GENDER. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         SECTION 12.9 REFERENCES. All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include," "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation." Each reference herein to an Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Exhibit or Annex to this Agreement. All Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         SECTION 12.10 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

         SECTION 12.11     CONSENT TO JURISDICTION.

         (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the Subscription Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the Subscription Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

         (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 12.1.

         (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         SECTION 12.12 AMENDMENT. The provisions of this Agreement may only be amended, waived or modified with the affirmative vote of (a) if I. Jon Brumley is chief executive officer of the Company, then I. Jon Brumley and Investor Stockholders holding at least 75% of the Class B Common Stock held by all of the Investor Stockholders (other than Non-Participating Stockholders and Defaulting Stockholders), or (b) in the event I. Jon Brumley is not chief executive officer of the Company for any reason, 66 2/3% of all of the Shares of Common Stock held by all the Stockholders (other than Non-Participating Stockholders and Defaulting Stockholders) (either (a) or (b), the "Requisite Stockholders"); provided, however, that any vote requiring Requisite Stockholders' approval which adversely affects the rights of any Stockholder (including a Non-Participating Stockholder or Defaulting Stockholder), in its capacity as Stockholder, without adversely affecting the rights of all Stockholders of the same class (i.e., Management or Investor), in their capacities as Stockholders of such class, shall not be effective as to such Stockholder without its prior written consent. Notwithstanding the immediately preceding sentence, with respect to any change, modification or amendment to Annex A to this Agreement which is necessary to admit an additional Stockholder in the manner expressly permitted by this Agreement, such change, modification or amendment may be contained in a written instrument executed solely by the Company, provided that the Company notifies the Stockholders of such change, modification or amendment.

         SECTION 12.13 WAIVER. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

         SECTION 12.14 COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

         SECTION 12.15 SECTION 83(B) ELECTION. Each Management Stockholder shall be exclusively responsible for making his or her timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to the extent applicable to the transactions described in this Agreement, the Stockholders' Agreement and the Subscription Agreements, and no liability arising therefrom or responsibility therefor shall be incurred or indemnified by the other Stockholders or the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    INVESTOR STOCKHOLDERS:

                                    CHASE VENTURE CAPITAL ASSOCIATES, L.P.

                                    By: Chase Capital Partners, its general
                                        partner

                                    By: /s/ ARNOLD L. CHAVKIN
                                        -----------------------
                                        Name: Arnold L. Chavkin
                                        Title: General Partner

                                    WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                    By: E.M. Warburg Pincus & Co., LLC


                                    By: /s/ HOWARD H. NEWMAN
                                        ------------------------
                                        Name: Howard H. Newman
                                        Title: Managing Director

                                    NATURAL GAS PARTNERS V, L.P.

                                    By: G.F.W. Energy V, L.P., its general
                                        partner

                                    By: GFW V, L.L.C., its general partner


                                    By:  /s/
                                        -----------
                                        Name:
                                        Title:

                                    FIRST UNION CAPITAL PARTNERS, INC.

                                    By: /s/ DAVID B. CARSON
                                        ----------------------------
                                        Name: David B. Carson
                                        Title: Senior Vice President

                                    MANAGEMENT STOCKHOLDERS:

                                        /s/ I. JON BRUMLEY
                                        ------------------
                                        I. Jon Brumley


                                        /s/ JON S. BRUMLEY
                                        ------------------
                                        Jon S. Brumley

                                        /s/ BRUCE B. SELKIRK, III
                                        -------------------------
                                        Bruce B. Selkirk, III


                                        /s/ GENE CARLSON
                                        --------------------------
                                        Gene Carlson


                                        /s/ KYLE SCHULTZ
                                        ----------------
                                        Kyle Schultz


                                        COMPANY:

                                        ENCORE ACQUISITION PARTNERS, INC.

                                        By: /s/ I. JON BRUMLEY
                                            ------------------
                                            Name: I. Jon Brumley
                                            Title: